Registration No. 333-103762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-103762

UNDER

THE SECURITIES ACT OF 1933

BELK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-2058574
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2801 West Tyvola Road

Charlotte, NC 28217-4500

(Address of Principal Executive Offices)

BELK, INC. 2000 INCENTIVE STOCK PLAN

(Full Title of Plans)

RALPH A. PITTS

Executive Vice President, General

Counsel and Corporate Secretary

Belk, Inc.

2801 West Tyvola

Charlotte, North Carolina 28217

(704) 357-1000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Belk, Inc. (the “Company”):

•	Registration Statement No. 333-103762 pertaining to the registration of 2,766,468 shares of Class B common stock, par value $.01 per share, of the Company, reserved for issuance pursuant to the Company’s 2000 Incentive Stock Plan.

On August 23, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bear Parent Inc., a Delaware corporation (“Parent”), and Bear Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on December 10, 2015, Merger Sub merged with and into the Company, with the Company surviving the merger and continuing as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any offerings of securities pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Belk, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on the 10th day of December, 2015.

BELK, INC.

By:	/s/ RALPH A. PITTS
Name:	Ralph A. Pitts
Title:	Executive Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.